Exhibit 99.1

Worksport Applies for TerraVis Trademark, Furthering Developments on Innovative New Product Line

Worksport Ltd. has made significant progress in applying for the TerraVis wordmark through the United States Patent and Trademark Office (USPTO), a significant step towards their forthcoming solar-powered product line and a valuable addition to their growing portfolio of intellectual property assets.

TORONTO, CANADA February 25, 2020 — Earlier this month Worksport Ltd., the lead investment and subsidiary of Franchise Holdings International (OTCQB: FNHI), received important news from the United States Patent and Trademark Office (UPSTO) relating to the TerraVis trademark application that was submitted earlier this year. The USPTO has sent official notice, identifying that TerraVis is entitled to the wordmark registration that was applied for. In light of this update, the Corporation expects the trademark issued in the near future. Once issued, Worksport is set to continue to apply for both logo and word-mark coverage in other global markets, where the TerraVis is intended to be launched.

Worksport has become widely known for producing durable and reliable tonneau covers at affordable price points. While they continue to produce the tonneau covers and pick-up truck accessories that their customers have come to rely on, they have also taken substantial strides into new territory. The forthcoming TerraVis system is the most innovative and forward-thinking product line that Worksport has put forward to date. In late 2019 Worksport was granted another patent by the UPSTO, one that protects a number of key features and functions within the TerraVis product line. These two patents will be the most valuable in the Corporation’s growing intellectual property asset portfolio and will provide significant added value for Worksport product users, shareholders and future investors alike.

In addition to the TerraVis wordmark, Worksport has a series of additional patent applications in progress and also intends to request continuations on the patent that was granted in late 2019. As such, the patent will be compounded into multiple assets, each of which will further secure and protect specific aspects of the TerraVis technology, and will again increase the value of the Corporations overall asset portfolio.

This news on the TerraVis trademark is an important advancement for Worksport, further mobilizing the company’s plans to put the innovative and technologically advanced new line into production. Expected to officially launch in the very near future, TerraVis will be comprised of a series of brand new products and accessories that incorporate solar technology and have the functionality and adaptability to transform conventional tonneau covers into customizable systems. In a market where costly electric vehicles are unattainable for many, the TerraVis system will make renewable energy sources accessible to everyday truck users, without requiring that they purchase a new vehicle. Furthermore, the TerraVis system sets Worksport apart from its competitors as it is completely customizable in nature, allowing each user to create a version for their individual truck, lifestyle and needs. The TerraVis system is also engineerd to provide a meaningful source of charge energy to the myriad of forthcoming electric pickup trucks, launching in the near future.

FNHI CEO Steven Rossi is confident that the TerraVis wordmark will be granted in full, positively impacting Worksport’s valuation and strengthening their position as a fierce competitor that is both reliable and forward-thinking within the market of pick-up truck accessories. Worksport is seeking investment capital as the company progresses plans for the forthcoming TerraVis product line, and FNHI encourages product users, investors and shareholders to stay attentive to important announcements from Worksport in the near future.

About Worksport:

Worksport Ltd. is a fully owned subsidiary and the current lead investment of FNHI. Worksport is a manufacturer of high quality, cost effective tonneau covers and accessories for trucks. It designs and produces hard-working and affordable pick-up truck gear for both work and sport. The company’s product line is versatile and future-focussed, meeting a substantial need within the market. Worksport offers traditional products that are both affordable and dependable, while also offering innovative and sophisticated variations that the pick-up truck market currently lacks. Worksport currently serves customers in Canada and the United States. For more information visit www.worksport.com.

About Franchise Holdings International:

Listed on the OTCQB Market under the trading symbol ‘FNHI’ and currently in the process of a dual listing on a Canadian Stock Exchange, Franchise Holdings International’s strategy is to acquire business in the fastest growing segments, creating shareholder value in the process. Once a business of interest is acquired, FNHI’s mission is to further develop and accelerate the growth for all acquired subsidiaries. Currently the Corporation has one fully owned subsidiary, Worksport Ltd.

Contact:

Mr. Steven Rossi

CEO & Director

Franchise Holdings International.

T: 1-888-554-8789

E: Investors@franchiseholdingsinternational.com

Forward-Looking Statements

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